SCHEDULE A
                                     TO THE
                             SUB-ADVISORY AGREEMENT
           DATED OCTOBER 1, 2014, AS AMENDED DECEMBER 8, 2016 BETWEEN
                      NOMURA ASSET MANAGEMENT U.S.A. INC.
                                      AND
              NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

FUND                                                      RATE
Nomura High Yield Fund                                   0.275%


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.


NOMURA ASSET MANAGEMENT U.S.A. INC.

By: /s/ Takeshi Toyoshima
    ---------------------
Name: Takeshi Toyoshima
Title: Chief Administrative Officer


NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

By: /s/ David Crall
    ---------------
Name: David Crall
Title: CIO